Exhibit 99.1

 American Defense Systems Announces Departure of President and Chief Executive Officer

Lillington, NC November 4, 2011 — American Defense Systems, Inc. (“ADSI” or the “Company”) (NYSE Amex: EAG), a provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, announced today that, effective November 2, 2011, Anthony J. Piscitelli has resigned as the Company’s President and Chief Executive Officer and as a director of the Company.  General Alfred M. Gray, Chairman of the Board of Directors of the Company, will serve as acting chief executive officer until a permanent chief executive officer is appointed.

ADSI Board of Director leadership and management bios are available in the investor relations section of the company’s website at www.adsiarmor.com.

About American Defense Systems, Inc.

American Defense Systems, Inc. (ADSI) (NYSE Amex: EAG) offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for the mobile and fixed infrastructure physical security industry. For more information, visit the ADSI corporate website at www.adsiarmor.com.

Company Contacts:

Gary Sidorsky

Chief Financial Officer

American Defense Systems, Inc.

Tel 516.398.3664

gsidorsky@adsiarmor.com